Exhibit j.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 18, 2009, relating to the financial statements and financial highlights which appear in the September 30, 2009 Annual Report to the Board of Directors and Shareholders of KEELEY Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Disclosure of Portfolio Holdings” in such Registration Statement.

PricewaterhouseCoopers LLP

Milwaukee, WI

January 28, 2010